EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-120146, 333-134147 and 333-142403 and Forms S-8 Nos. 333-115649 and 333-123184) of National Coal Corp. of our reports dated March 30, 2009, with respect to the consolidated financial statements of National Coal Corp. and the effectiveness of internal control over financial reporting of National Coal Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/S/ ERNST & YOUNG LLP

Nashville, Tennessee

March 30, 2009